To:	Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404
From:	Citibank, N.A.
Re:	Collared Accelerated Stock Buyback
Ref. No:	As provided in the Supplemental Confirmation
Date:	October 21, 2008

This master confirmation (this “Master Confirmation”), dated as of October 21, 2008 is intended to set forth certain terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between Citibank, N.A. (“Bank”) and Gilead Sciences, Inc. (“Counterparty”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The additional terms of any particular Transaction shall be set forth in (i) a Supplemental Confirmation in the form of Schedule A hereto (a “Supplemental Confirmation”), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation and (ii) a Trade Notification in the form of Schedule B hereto (a “Trade Notification”), which shall reference the relevant Supplemental Confirmation and supplement, form a part of, and be subject to such Supplemental Confirmation. This Master Confirmation, each Supplemental Confirmation and the related Trade Notification together shall constitute a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. This Master Confirmation, each Supplemental Confirmation and the related Trade Notification evidence a complete binding agreement between Counterparty and Bank as to the subject matter and terms of each Transaction to which this Master Confirmation, such Supplemental Confirmation and Trade Notification relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Master Confirmation, each Supplemental Confirmation and each Trade Notification supplement, form a part of, and are subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) (the “Agreement”) as if Bank and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) the election of Loss and Second Method, New York law (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law) as the governing law and US Dollars (“USD”) as the Termination Currency and (ii) the election that subparagraph (ii) of Section 2(c) will not apply to the Transactions and (iii) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Bank and Counterparty, in each case with a “Threshold Amount” of USD 100 million; provided that the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi)).

The Transactions shall be the sole Transactions under the Agreement. If there exists any ISDA Master Agreement between Bank and Counterparty or any confirmation or other agreement between Bank and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Bank and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Bank and Counterparty are parties, the Transactions shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation, each Supplemental Confirmation and each Trade Notification except as expressly modified herein or in the related Supplemental Confirmation.

If, in relation to any Transaction to which this Master Confirmation, a Supplemental Confirmation and a Trade Notification relate, there is any inconsistency between the Agreement, this Master Confirmation, any Supplemental Confirmation, any Trade Notification and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Trade Notification, (ii) such Supplemental Confirmation; (iii) this Master Confirmation; (iv) the Agreement; and (v) the Equity Definitions.

1. Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation and Trade Notification relating to any Transaction, shall govern such Transaction.

General Terms:

Trade Date:	For each Transaction, as set forth in the related Supplemental Confirmation.
Buyer:	Counterparty
Seller:	Bank
Shares:	Common stock, par value $0.001 per share, of Counterparty (Ticker: GILD)
Exchange:	NASDAQ
Related Exchange(s):	All Exchanges.
Prepayment\Variable Obligation:	Applicable
Prepayment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.
Prepayment Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation:

Hedge Period:	The period from and including the Trade Date to and including the Hedge Completion Date.
Hedge Completion Date::	For each Transaction, as set forth in the related Trade Notification, to be the Exchange Business Day on which Bank finishes establishing its initial
Hedge Positions in respect of such Transaction, as determined by Bank in its sole discretion, but in no event later than the Hedge Period End Date.
Hedge Period End Date:	For each Transaction, as set forth in the related Supplemental Confirmation.
Hedge Period Reference Price:	For each Transaction, as set forth in the related Trade Notification, to be the average of the VWAP Prices for the Exchange Business Days in the Hedge Period, subject to “Valuation Disruption” below.
VWAP Price:	For any Exchange Business Day, as determined by the Calculation Agent based on the NASDAQ 10b-18 Volume Weighted Average Price per Share for the
regular trading session (including any extensions thereof) of the Exchange on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session for such Exchange Business
Day), as published by Bloomberg at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session) on such
Exchange Business Day, on Bloomberg page “GILD.Q <Equity> AQR_SEC”
(or any successor thereto), or if such price is not so reported on such
Exchange Business Day for any reason or is, in the Calculation Agent’s reasonable discretion, erroneous, such VWAP Price shall be as reasonably determined by the Calculation Agent in consultation with the Counterparty.
For purposes of calculating the VWAP Price, the Calculation Agent will include only those trades that are reported during the period of time during which Counterparty could purchase its own shares under Rule
10b-18(b)(2) and are effected pursuant to the conditions of Rule
10b-18(b)(3), each under the Securities Exchange Act of 1934, as amended
(the “Exchange Act”) (such trades, “Rule 10b-18 eligible transactions”).
Forward Price:	The average of the VWAP Prices for the Exchange Business Days in the Calculation Period, subject to “Valuation Disruption” below.
Forward Price Adjustment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.
Calculation Period:	The period from and including the Calculation Period Start Date to and including the Termination Date.
Calculation Period Start Date:	For each Transaction, as set forth in the related Trade Notification, to be the first Exchange Business Day immediately following the Hedge Completion Date.
Termination Date:	The Scheduled Termination Date; provided that Bank shall have the right to designate any Exchange Business Day on or after the First Acceleration Date to be the Termination Date by delivering telephonic notice to Counterparty, to be confirmed in writing, of any such designation no later than 11:59
p.m. New York City time on the Termination Date.
Scheduled Termination Date:	For each Transaction, as set forth in the related Supplemental Confirmation, subject to postponement as provided in “Valuation Disruption” below.
First Acceleration Date:	For each Transaction, as set forth in the related Supplemental Confirmation.
Valuation Disruption:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity
Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise
Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Scheduled Trading Day during the Hedge Period, Calculation Period or Settlement Valuation Period”
after the word “material,” in the third line thereof.
Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs (i) in the Hedge Period or the
Calculation Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone either or both of the Hedge
Period End Date and/or the Scheduled Termination Date, or (ii) in the
Settlement Valuation Period, the Calculation Agent may extend the
Settlement Valuation Period. If any such Disrupted Day is a Disrupted Day because of a Market Disruption Event (or a deemed Market Disruption Event as provided herein), the Calculation Agent shall determine whether (i) such
Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the
Hedge Period Reference Price, the Forward Price or the Settlement Price, as
the case may be, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event occurred and/or after the relevant Market
Disruption Event ended, and the weighting of the VWAP Price for the relevant Exchange Business Days during the Hedge Period, the Calculation
Period or the Settlement Valuation Period, as the case may be, shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Hedge Period Reference Price, the Forward Price
or the Settlement Price, as the case may be, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.
If a Disrupted Day occurs during the Hedge Period, the Calculation Period or the Settlement Valuation Period, as the case may be, and each of the nine immediately following Scheduled Trading Days is a Disrupted Day, then the Calculation Agent, in its good faith and commercially reasonable discretion, shall deem such ninth Scheduled Trading Day to be an Exchange
Business Day that is not a Disrupted Day and determine the VWAP Price for such ninth Scheduled Trading Day using its commercially reasonable estimate of the value of the Shares on such ninth Scheduled Trading Day based on the volume, historical trading patterns and price of the Shares and such other factors as it deems appropriate.

Settlement Terms:

Physical Settlement:	Applicable to Bank; provided that Bank does not, and shall not, make the agreement or the representations set forth in Section 9.11 of the Equity
Definitions related to the restrictions imposed by applicable securities laws with respect to any Shares delivered by Bank to Counterparty under any
Transaction. The Counterparty Settlement Provisions are set forth in Annex
A hereto.
Number of Shares to be Delivered:	A number of Shares equal to (a) the Prepayment Amount divided by (b)(i) the
Forward Price minus (ii) the Forward Price Adjustment Amount; provided that the Number of Shares to be Delivered shall not be less than the Minimum
Shares and not greater than the Maximum Shares. The Number of Shares to be
Delivered on the Settlement Date shall be reduced, but not below zero, by any Shares delivered pursuant to the Initial Share Delivery and the Minimum
Share Delivery described below.
Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.
Settlement Date:	The date that is one Settlement Cycle immediately following the Termination Date.
Settlement Currency:	USD
Initial Share Delivery:	Bank shall deliver a number of Shares equal to the Initial Shares to
Counterparty on the Initial Share Delivery Date in accordance with Section
9.4 of the Equity Definitions, with the Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.
Initial Share Delivery Date:	For each Transaction, as set forth in the related Supplemental Confirmation.
Initial Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.
Minimum Share Delivery:	Bank shall deliver a number of Shares equal to the excess, if any, of the
Minimum Shares over the Initial Shares on the Minimum Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Minimum
Share Delivery Date deemed to be a “Settlement Date” for purposes of such
Section 9.4.
Minimum Share Delivery Date:	The date one Settlement Cycle immediately following the Hedge Completion Date.
Minimum Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.
Maximum Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.

Share Adjustments:

Potential Adjustment Event:	Notwithstanding anything to the contrary
in Section 11.2(e) of the Equity
Definitions, an Extraordinary Dividend
shall not constitute a Potential
Adjustment Event.
It shall constitute an additional
Potential Adjustment Event if the
Scheduled Termination Date for any
Transaction is postponed pursuant to
“Valuation Disruption” above, in which
case the Calculation Agent may, in its
commercially reasonable discretion,
adjust any relevant terms of any such
Transaction as necessary to preserve as
nearly as practicable the fair value of
such Transaction to Bank prior to such
postponement.
Extraordinary Dividend:	Any dividend or distribution on the
Shares (other than any dividend or
distribution of the type described in
Section 11.2(e)(i) or Section
11.2(e)(ii)(A) or (B) of the Equity
Definitions) that has an ex-dividend
date occurring during the Relevant
Dividend Period (as defined below). For
the avoidance of doubt, the Calculation
Agent shall not make any adjustments to
account for changes in extraordinary
dividends under any circumstances under
this Master Confirmation.
Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:
(a) Share-for-Share:	Modified Calculation Agent Adjustment
(b) Share-for-Other:	Cancellation and Payment
(c) Share-for-Combined:	Component Adjustment
Tender Offer:	Applicable; provided that (i) Section
12.1(l) of the Equity Definitions shall be
amended (x) by deleting the parenthetical
in the fifth line thereof, (y) by replacing
“that” in the fifth line thereof with
“whether or not such announcement” and (z)
by adding immediately after the words
“Tender Offer” in the fifth line thereof “,
and any publicly announced change or
amendment to such an announcement
(including the announcement of an
abandonment of such intention)” and (ii)
Sections 12.3(a) and 12.3(d) of the Equity
Definitions shall each be amended by
replacing each occurrence of the words
“Tender Offer Date” by “Announcement Date.”
Consequences of Tender Offers:
(a) Share-for-Share:	Modified Calculation Agent Adjustment
(b) Share-for-Other:	Modified Calculation Agent Adjustment
(c) Share-for-Combined:	Modified Calculation Agent Adjustment
Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that in
addition to the provisions of Section
12.6(a)(iii) of the Equity Definitions, it
shall also constitute a Delisting if the
Exchange is located in the United States
and the Shares are not immediately
re-listed, re-traded or re-quoted on any of
the New York Stock Exchange, the American
Stock Exchange, The NASDAQ Global Select
Market or The NASDAQ Global Market (or
their respective successors); if the Shares
are immediately re-listed, re-traded or
re-quoted on any such exchange or quotation
system, such exchange or quotation system
shall be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions shall be amended by deleting clause (Y) in its entirety.
Insolvency Filing:	Applicable

Additional Termination Event(s): Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, any Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional Termination Event (with such terminated Transaction(s) (or portions thereof) being the Affected Transaction(s) and Counterparty being the sole Affected Party (provided that, (i) in the case of a Failure to Deliver, Bank shall be the sole Affected Party and (ii) in the case of Change in Law, both parties shall be Affected Parties)) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction(s).

The declaration by the Issuer of any Extraordinary Dividend will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and all Transactions hereunder as the Affected Transactions.

Relevant Dividend Period: The period from and including the first day of the Hedge Period to and including the later of the last day of the Relevant Period (as defined in Section 4(f) of this Master Confirmation) and the last day of the Settlement Valuation Period, if any.

Non-Reliance/Agreements and

Acknowledgements Regarding

Hedging Activities/Additional

Acknowledgements:                      Applicable

Transfer: Notwithstanding anything to the contrary in the Agreement, Bank may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Bank under any Transaction, in whole or in part, to an affiliate of Bank (the “Assignee”) without the consent of Counterparty; provided that (i) Counterparty will not, as a result of such transfer, be required to pay to the Assignee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement, (ii) the Assignee will not, as a result of such transfer, be required to withhold or deduct any amount on account of a Tax under Section 2(d)(i) of the Agreement, unless the Assignee would be required to make additional payments pursuant to Section 2(d)(i)(4) of the Agreement corresponding to such excess, in which case, Counterparty shall have the right to elect that Bank deliver Shares in lieu of making any such additional payments in cash as if the amount required to be so paid were a Payment Amount in accordance with Section 14 of this Master Confirmation, (iii) no Event of Default, Potential Event of Default or Termination Event with respect to the Assignee shall exist after giving effect to such assignment, transfer or set over, (iv) at the time of the Transfer, the transferred Transaction represents a legal, valid and binding obligation of the Assignee and (v) immediately after such transfer, the Counterparty shall receive notice thereof.

Bank Payment Instructions: To be provided by Bank

Counterparty’s Contact Details

for Purpose of Giving Notice:         Kevin Olson

Corporate Treasurer
Gilead Sciences, Inc.
333 Lakeside Drive
Foster City, CA 94404
Ph: 650-522-6217
Fax: 650-522-5497
Email: Kevin.Olson@Gilead.com

with a copy to:

Santosh Ghirnikar
Director, Treasury
Gilead Sciences, Inc.
333 Lakeside Drive
Foster City, CA 94404
Ph: 650-522-1833
Fax: 650-522-5497
Email: santosh.ghirnikar@gilead.com

Bank’s Contact Details for

Purpose of Giving Notice: Citibank, N.A.

390 Greenwich Street
New York, NY 10013
Attention: Equity Derivatives
Facsimile: 212-723-8744
Telephone: 212-723-7362

2.	Calculation Agent. Bank, unless otherwise specified in a Confirmation relating to a Transaction. If Bank is the sole Defaulting Party with respect to an Event of Default or a sole Affected Party with respect to a Termination Event, Counterparty may appoint a reference market-maker unaffiliated with Counterparty to act as the Calculation Agent. Bank shall bear all costs and expenses of appointing a third party Calculation Agent.

3. Additional Mutual Representations, Warranties and Covenants of Each Party. In addition to the representations, warranties and covenants in the Agreement, each party represents, warrants and covenants to the other party that:

(a) Eligible Contract Participant. It is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and is entering into each Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(b) Accredited Investor. Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act and (iii) the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.

4. Additional Representations, Warranties and Covenants of Counterparty. In addition to the representations, warranties and covenants in the Agreement, Counterparty represents, warrants and covenants to Bank that:

(a) It is not entering into any Transaction (i) on the basis of, and is, as of the Trade Date for any Transaction, not aware of, any material non-public information with respect to the Shares (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).

(b) Each Transaction is being entered into pursuant to a publicly disclosed Share buy-back program and its Board of Directors has approved the use of derivatives to effect the Share buy-back program.

(c) It intends that each Transaction qualifies as an equity instrument for purposes of EITF Issue No. 00-19 as in effect on the Trade Date. Notwithstanding the foregoing and without limiting the generality of Section 13.1 of the Equity Definitions, it acknowledges that neither Bank nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of any Transaction under any accounting standards including FASB Statements 128, 133 as amended, or 149, 150, EITF 00-19, 01-6 or EITF 03-6 (or any successor issue statements) or under the Financial Accounting Standards Board’s Liabilities & Equity Project.

(d) As of (i) the date hereof and (ii) the Trade Date for each Transaction hereunder, Counterparty is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(e) Counterparty is aware of its reporting obligations as required under Regulation S-K under the Exchange Act in respect of the Transactions hereunder.

(f) The Shares are not, and Counterparty will not cause the Shares to be, subject to a “restricted period” (as defined in Regulation M promulgated under the Exchange Act) at any time during any Regulation M Period (as defined below) for any Transaction unless Counterparty has provided written notice to Bank of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period”. Counterparty acknowledges that any such notice may cause a Disrupted Day to occur pursuant to Section 5 below. Accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6(c) below. “Regulation M Period” means, for any Transaction, (i) the Relevant Period (as defined below) and (ii) the Settlement Valuation Period, if any, for such Transaction. “Relevant Period” means, for any Transaction, the period commencing on the first day of the Hedge Period for such Transaction and ending on the earlier of (i) the Scheduled Termination Date and (ii) the last Additional Relevant Day (as specified in the related Supplemental Confirmation) for such Transaction, or such earlier day as elected by Bank and communicated to Counterparty on such day (or, if later, the First Acceleration Date without regard to any acceleration thereof pursuant to “Special Provisions for Friendly Transaction Announcements” below).

(g) As of the Trade Date for each Transaction, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares with a value equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(h) Counterparty is not and, after giving effect to any Transaction, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(i) Counterparty will not, during any Relevant Period or, if applicable, any Settlement Valuation Period, enter into agreements similar to the Transactions described herein where any initial hedge period, calculation period, relevant period or settlement valuation period (each however defined) in such other transaction will overlap at any time (including as a result of extensions in such initial hedge period, calculation period, relevant period or settlement valuation period as provided in the relevant agreements) with any Relevant Period or, if applicable, any Settlement Valuation Period under this Master Confirmation. In the event that the initial hedge period, relevant period, calculation period or settlement valuation period in any other similar transaction overlaps with any Relevant Period or, if applicable, Settlement Valuation Period under this Master Confirmation as a result of any postponement of the Termination Date or extension of the Settlement Valuation Period pursuant to “Valuation Disruption” above, Counterparty shall promptly amend such transaction to avoid any such overlap.

5. Regulatory Disruption. In the event that Bank concludes, in good faith and in its commercially reasonable discretion, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures, for it to refrain from purchasing Shares on any Scheduled Trading Day or Days during the Hedge Period, the Calculation Period or, if applicable, the Settlement Valuation Period, Bank may by written notice to Counterparty elect to deem that a Market Disruption Event has occurred and will be continuing on such Scheduled Trading Day or Days.

6. 10b5-1 Plan.

(a)          Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. It is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(b)          Counterparty will not seek to control or influence Bank’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under any Transaction entered into under this Master Confirmation, including, without limitation, Bank’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation, each Supplemental Confirmation and each Trade Notification under Rule 10b5-1.

(c)          Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation, the relevant Supplemental Confirmation or Trade Notification must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

7. Rule 10b-18. (a)  Counterparty (or any “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall not, without the prior written consent of Bank, directly or indirectly purchase any Shares (including by means of a derivative instrument), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during any Relevant Period or, if applicable, Settlement Valuation Period, except through Bank; provided that purchases effected by or for an issuer plan of Counterparty by an agent independent of the issuer within the meaning of Rule 10b-18(a)(13)(ii) shall not be subject to this Section 7(a).

(b)          With respect to all purchases of Shares made by Bank during the Hedge Period of any Transaction, Bank will make purchases in a manner so that, if such purchases were made by Counterparty or an “affiliated purchaser” (as such term is defined under Rule 10b-18) of Counterparty, they would meet the requirements of Rule 10b-18(b)(2), (3) and (4) under the Exchange Act, and effect calculations in respect thereof, taking into account any applicable Securities and Exchange Commission or staff no-action letters or interpretations as appropriate.

8. Special Provisions for Merger Transactions. Notwithstanding anything to the contrary herein or in the Equity Definitions:

(a)           Counterparty agrees that it:

(i)       will not during the period commencing on the Trade Date through the end of the Relevant Period or, if applicable, the Settlement Valuation Period for any Transaction make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares;

(ii)      shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Bank following any such announcement that such announcement has been made; and

(iii)     shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Bank with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Bank or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Counterparty to Bank that such information is true and correct. In addition, Counterparty shall promptly notify Bank of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such notice may cause the terms of any Transaction to be adjusted or such Transaction to be terminated; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6(c) above.

(b)           In connection with a Merger Transaction, Bank in good faith and its commercially reasonable discretion may (i) suspend the Hedge Period, the Calculation Period and/or any Settlement Valuation Period and postpone the Scheduled Termination Date of any Transaction and make related adjustments as if such event were a Potential Adjustment Event or (ii) treat the occurrence of such public announcement as an Additional Termination Event with both parties as Affected Parties and the Transactions hereunder as the Affected Transactions and, for the avoidance of doubt, with the amount under Section 6(e) of the Agreement determined in a commercially reasonable manner taking into account the fact that the Calculation Period or Settlement Valuation Period, as the case may be, had fewer Scheduled Trading Days than originally anticipated.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act. For the avoidance of doubt, transactions in which the consideration is solely cash and there is no valuation period shall not constitute “Merger Transactions” hereunder.

9. Special Provisions for Friendly Transaction Announcements. (a) If a Friendly Transaction Announcement occurs on or prior to the Settlement Date for any Transaction, then the Number of Shares to be Delivered for such Transaction shall be determined as if the words “less than the Minimum Shares and not” and “, but not below zero,” were deleted from the definition thereof. If a Friendly Transaction Announcement occurs after the Trade Date, but prior to the First Acceleration Date of any Transaction, the First Acceleration Date shall be the date of such Friendly Transaction Announcement. If a Friendly Transaction Announcement occurs after the Settlement Date for any Transaction or any earlier date of termination or cancellation of such Transaction pursuant to Section 6 of the Agreement or Article 12 of the Equity Definitions, then a second settlement of such Transaction (a “Second Settlement”) shall occur (notwithstanding such earlier termination or cancellation) with a Number of Shares to be Delivered equal to the lesser of (i) zero and (ii) (x) the Number of Shares to be Delivered determined pursuant to the first sentence of this paragraph as if such Friendly Transaction Announcement occurred prior to such Settlement Date minus (y) the Number of Shares to be Delivered determined pursuant to Section 1 of this Master Confirmation (provided that in the case of a Second Settlement occurring after such an early termination or cancellation, a Number of Shares to be Delivered shall not be determined and instead a Forward Cash Settlement Amount will be determined as provided in Annex A). If the Number of Shares to be Delivered for any settlement of any Transaction is a negative number, then the terms of the Counterparty Settlement Provisions in Annex A shall apply.

(b)          “Friendly Transaction Announcement” means (i) an Acquisition Transaction Announcement by Counterparty or its board of directors prior to the last day of the Relevant Period or any earlier date of termination or cancellation of the relevant Transaction pursuant to Section 6 of the Agreement or Article 12 of the Equity Definitions (such date, the “Actual Termination Date”), (ii) an announcement by Counterparty or its board of directors prior to the date three months following the Scheduled Termination Date that an Acquisition Transaction that is the subject of an Acquisition Transaction Announcement occurring prior to the Actual Termination Date has been approved, agreed to, recommended by or otherwise consented to by Counterparty or its board of directors, or negotiated by Counterparty or any authorized representative of Counterparty, or (iii) where Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of any such Acquisition Transaction contemplated by clause (i) or (ii) of this Section 9(b) prior to the date three months following the Scheduled Termination Date, the absence of a recommendation that its shareholders reject such transaction.

(c)          “Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, or (iv) any other announcement that in the reasonable judgment of the Calculation Agent may result in an Acquisition Transaction. For the avoidance of doubt, announcements as used in the definition of Acquisition Transaction Announcement refer to any public announcement whether made by the Issuer or a third party.

(d)          “Acquisition Transaction” means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “25%” and to “50%” by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition) or Tender Offer or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction and (iv) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

10.	Acknowledgments. (a) The parties hereto intend for:

(i)         each Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;

(ii)         the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;

(iii)        a party’s right to liquidate, terminate or accelerate any Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code); and

(iv)        all payments for, under or in connection with each Transaction, all payments for the Shares (including, for the avoidance of doubt, payment of the Prepayment Amount) and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).

(b)           Counterparty acknowledges that:

(i)       during the term of any Transaction, Bank and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish or adjust its Hedge Position with respect to such Transaction;

(ii)        Bank and its affiliates may also be active in the market for the Shares other than in connection with hedging activities in relation to any Transaction;

(iii)     Bank shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the VWAP Price;

(iv)     any market activities of Bank and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and VWAP Price, each in a manner that may be adverse to Counterparty; and

(v)      each Transaction is a derivatives transaction in which it has granted Bank an option; Bank may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the related Transaction.

(c)          Counterparty and Bank acknowledge that none of Counterparty, Bank, or any of their respective affiliates, intends to treat the payment of the Prepayment Amount by Counterparty to Bank on the Prepayment Date with respect to any Transaction as a loan for purposes of filing any U.S. federal, state or local tax return.

(d)          Bank hereby represents and warrants to Counterparty that, for U.S. federal income tax purposes: (i) it is a beneficial owner of each payment received or to be received under this Confirmation; and (ii) each such payment received under this Confirmation will be effectively connected with its conduct of a trade or business in the United States. Any successor entity to Bank shall make such representations and provide such documents as are necessary to ensure that any payments made pursuant to this transaction are free of U.S. withholding tax.

11. Credit Support Documents. For each Transaction, as set forth in the related Supplemental Confirmation.

12. Set-off. (a) The parties agree to amend Section 6 of the Agreement by adding a new Section 6(f) thereto as follows:

“(f) Upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off effected under this Section 6(f).

Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 6(f) shall be effective to create a charge or other security interest. This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).”

(b)          Notwithstanding anything to the contrary in the foregoing, Bank agrees not to set off or net amounts due from Counterparty with respect to any Transaction against amounts due from Bank to Counterparty with respect to contracts or instruments that are not Equity Contracts. “Equity Contract” means any transaction or instrument that does not convey to Bank rights, or the ability to assert claims, that are senior to the rights and claims of common stockholders in the event of Counterparty’s bankruptcy.

13. Delivery of Shares. Notwithstanding anything to the contrary herein, Bank may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

14. Early Termination. In the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction (except as a result of a Merger Event in which the consideration or proceeds to be paid to holders of Shares consists solely of cash), if either party would owe any amount to the other party pursuant to Section 6(d)(ii) and 6(e) of the Agreement (any such amount, a “Payment Amount”), then, in lieu of any payment of such Payment Amount, Counterparty may, no later than the Early Termination Date or the date on which such Transaction is terminated, elect to deliver or for Bank to deliver, as the case may be, to the other party a number of Shares (or, in the case of a Merger Event, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Merger Event (each such unit, an “Alternative Delivery Unit” and, the securities or property comprising such unit, “Alternative Delivery Property”)) with a value equal to the Payment Amount, as determined by the Calculation Agent (and the parties agree that, in making such determination of value, the Calculation Agent may take into account a number of factors, including the market price of the Shares or Alternative Delivery Property on the date of early termination and, if such delivery is made by Bank, the prices at which Bank purchases Shares or Alternative Delivery Property to fulfill its delivery obligations under this Section 14); provided that in determining the composition of any Alternative Delivery Unit, if the relevant Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash. If such delivery is made by Counterparty, paragraphs 2 through 7 of Annex A shall apply as if such delivery were a settlement of the Transaction to which Net Share Settlement applied, the Cash Settlement Payment Date were the Early Termination Date and the Forward Cash Settlement Amount were zero (0) minus the Payment Amount owed by Counterparty. In no event, however, shall the number of Shares required to be delivered by Counterparty pursuant to this Master Confirmation be greater than the Reserved Shares (as defined in the Annex A).

15. Payment Date upon Early Termination. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement will be payable on the day that notice of the amount payable is effective; provided that if Counterparty elects to receive Shares or Alternative Delivery Property in accordance with Section 14, such Shares or Alternative Delivery Property shall be delivered on a date selected by Bank as promptly as practicable in a commercially reasonable manner.

16. Special Provisions for Counterparty Payments. The parties hereby agree that, notwithstanding anything to the contrary herein or in the Agreement, in the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction and, as a result, Counterparty owes to Bank an amount calculated under Section 6(e) of the Agreement, such amount shall be deemed to be zero; provided that following a Friendly Transaction Announcement, this Section 16 shall cease to apply.

17. Delivery of Cash. For the avoidance of doubt, nothing in this Master Confirmation shall be interpreted as requiring Counterparty to deliver cash in respect of the settlement of the Transactions contemplated by this Master Confirmation following payment by Counterparty of the relevant Prepayment Amount, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by EITF 00-19 as in effect on the relevant Trade Date (including, without limitation, where Counterparty so elects to deliver cash or fails timely to elect to deliver Shares or Alternative Delivery Property in respect of the settlement of such Transactions).

18. Agreements in Respect of Termination Amounts. Notwithstanding any provision of this Master Confirmation, any Supplemental Confirmation, the Agreement or the Equity Definitions to the contrary, in determining any amounts payable in respect of the termination or cancellation of any Transaction pursuant to Section 6 of the Agreement, Article 12 of the Equity Definitions or Section 14 of this Master Confirmation, the Calculation Agent shall make such determination without regard to changes in dividends (including, without limitation, Extraordinary Dividends) stock loan rates, liquidity or hedging costs.

19. Agreement in Respect of Adjustments. Notwithstanding any provision of this Master Confirmation, any Supplemental Confirmation, the Agreement or the Equity Definitions to the contrary, the Calculation Agent shall not make any adjustment in respect of any Transaction pursuant to Article 11 or Article 12 of the Equity Definitions or pursuant to this Master Confirmation to account for changes in dividends (including, without limitation, Extraordinary Dividends), stock loan rate, liquidity or hedging costs.

20. Explanations Provided. As soon as reasonably practicable upon request after any calculation, adjustment or determination with respect to any Transaction hereunder the Calculation Agent (or Bank, as applicable, if making any calculation, adjustment or determination expressly provided in this Master Confirmation to be made by Bank) shall provide to Counterparty a reasonably detailed explanation of such calculation, adjustment or determination.

21. Claim in Bankruptcy. Bank acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy.

22. General Obligations Law of New York. With respect to each Transaction, (i) this Master Confirmation, together with the related Supplemental Confirmation, as supplemented by the related Trade Notification, is a “qualified financial contract”, as such term is defined in Section 5-701(b)(2) of the General Obligations Law of New York (the “General Obligations Law”); (ii) such Trade Notification constitutes a “confirmation in writing sufficient to indicate that a contract has been made between the parties” hereto, as set forth in Section 5-701(b)(3)(b) of the General Obligations Law; and (iii) this Master Confirmation, together with the related Supplemental Confirmation, constitutes a prior “written contract” as set forth in Section 5-701(b)(1)(b) of the General Obligations Law, and each party hereto intends and agrees to be bound by this Master Confirmation and the related Supplemental Confirmation, as supplemented by the Trade Notification.

23. Governing Law. The Agreement, this Master Confirmation, each Supplemental Confirmation, each Trade Notification and all matters arising in connection with the Agreement, this Master Confirmation, each Supplemental Confirmation and each Trade Notification shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law).

24.	Offices.

(a)          The Office of Bank for each Transaction is: 390 Greenwich Street, New York, NY 10013.

(b)          The Office of Counterparty for each Transaction is: 333 Lakeside Drive, Foster City, California 94404.

25. Arbitration. The Agreement, this Master Confirmation, each Supplemental Confirmation and each Trade Notification are subject to the following arbitration provisions:

(a)          All parties to this Confirmation are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(b)          Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(c)          The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(d)          The arbitrators do not have to explain the reason(s) for their award.

(e)          The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry, unless Counterparty is a member of the organization sponsoring the arbitration facility, in which case all arbitrators may be affiliated with the securities industry.

(f)          The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

(g)          The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Master Confirmation.

Counterparty agrees that any and all controversies that may arise between Counterparty and Bank, including, but not limited to, those arising out of or relating to the Agreement or any Transaction hereunder, shall be determined by arbitration conducted before The New York Stock Exchange, Inc. (“NYSE”) or NASD Dispute Resolution (“NASD-DR”), or, if the NYSE and NASD-DR decline to hear the matter, before the American Arbitration Association, in accordance with their arbitration rules then in force. The award of the arbitrator shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) Counterparty is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Master Confirmation except to the extent stated herein.

26. Counterparts.         This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.

IN WITNESS WHEREOF, the parties hereto have caused this Master Confirmation to be duly executed by their respective authorized officers as of the day and year first written above.

CITIBANK, N.A.
By:	/s/ Jason Shrednick

Name: Jason Shrednick Title: Authorized Signatory

GILEAD SCIENCES, INC.
By:	/s/ Robin L. Washington

Name: Robin L. Washington Title: Senior Vice Presidnet and Chief Financial Officer

SCHEDULE A

SUPPLEMENTAL CONFIRMATION

To:	Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404
From:	Citibank, N.A.
Subject:	Collared Accelerated Stock Buyback
Date:	[ ]

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Citibank, N.A. (“Bank”) and Gilead Sciences, Inc. (“Counterparty”) (together, the “Contracting Parties”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Bank and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1.          This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of October 21, 2008 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2.          The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[ ]
Forward Price Adjustment Amount:	USD [ ]
Hedge Period End Date:	[ ]
Scheduled Termination Date:	[ ]
First Acceleration Date:	[ ]
Prepayment Amount:	[ ]
Prepayment Date:	[ ]
Initial Shares:	[ ]
Initial Share Delivery Date:	[ ]
Minimum Shares:	As set forth in the Trade Notification, to be a number of Shares equal to (a) the Prepayment Amount divided by (b) [ ]% of the Hedge Period Reference Price.
Maximum Shares:	As set forth in the Trade Notification, to be a number of Shares equal to (a) the Prepayment Amount divided by (b) [ ]% of the Hedge Period Reference Price.
Additional Relevant Days:	The 10 Exchange Business Days immediately following the Termination Date.
Credit Support Documents.

3.          Counterparty represents and warrants to Bank that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during either (i) the four full calendar weeks immediately preceding the Trade Date or (ii) during the calendar week in which the Trade Date occurs.

4.          This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Confirmation to be duly executed by their respective authorized officers as of the day and year first written above.

CITIBANK, N.A.

By:

Name:

Title:

GILEAD SCIENCES, INC.

By:

Name:

Title:

SCHEDULE B

TRADE NOTIFICATION

To:	Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404
From:	Citibank, N.A.
Subject:	Collared Accelerated Stock Buyback
Date:	[ ]

The purpose of this Trade Notification is to notify you of certain terms in the Transaction entered into between Citibank, N.A. (“Bank”) and Gilead Sciences, Inc. (“Counterparty”) (together, the “Contracting Parties”) on the Trade Date specified below.

This Trade Notification supplements, forms part of, and is subject to the Supplemental Confirmation dated as of [     ], 2008 (the “Supplemental Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. The Supplemental Confirmation is subject to the Master Confirmation dated as of October 21, 2008 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time.

Hedge Completion Date:	[ ]
Calculation Period Start Date:	[ ]
Hedge Period Reference Price:	USD [ ]
Minimum Shares:	[ ]
Maximum Shares:	[ ]

Yours sincerely,

CITIBANK, N.A.

By:

Name:

Title:

ANNEX A

COUNTERPARTY SETTLEMENT PROVISIONS

1.          The following Counterparty Settlement Provisions shall apply to the extent indicated under the Master Confirmation:

Settlement Currency: USD

Settlement Method Election: Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to Bank in writing on the date it notifies Bank of its election that, as of such date, the Electing Party is not aware of any material non-public information concerning Counterparty or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Electing Party: Counterparty

Settlement Method

Election Date: The Termination Date; provided that if Bank accelerates the Termination Date pursuant to the proviso to the definition of “Termination Date,” the Settlement Method Election Date shall be the second Exchange Business Day immediately following the Termination Date, and the latest time for making such Settlement Method Election shall be 10 minutes prior to the open of trading on the Exchange on such second Exchange Business Day; and provided further that if a Friendly Transaction Announcement occurs after the Settlement Date, the Settlement Method Election Date for the Second Settlement shall be the date of the Friendly Transaction Announcement.

Default Settlement Method: Cash Settlement

Forward Cash Settlement

Amount: The Number of Shares to be Delivered multiplied by the Settlement Price; provided that in the case of a Second Settlement occurring after an early termination or cancellation of the relevant Transaction pursuant to Section 6 of the Agreement or Article 12 of the Equity Definitions, the Forward Cash Settlement Amount shall equal the lesser of (i) zero and (ii)(x) the Payment Amount that would have been calculated for such early termination or cancellation if the words “less than the Minimum Shares and not” and “,but not below zero,” had been deleted from the definition of Number of Shares to be Delivered and, for purposes of “Special Provisions for Counterparty Payments” of the Master Confirmation, the relevant Friendly Transaction Announcement had occurred prior to such calculation, as determined by the Calculation Agent (with an amount that would have been owed by Counterparty expressed as a negative number for purposes of this calculation) minus (y) the actual Payment Amount calculated for such early termination or cancellation.

Settlement Price: The average of the VWAP Prices (or, in the case of a Second Settlement, the Relevant Prices) for the Exchange Business Days in the Settlement Valuation Period, subject to Valuation Disruption as specified in the Master Confirmation or, in the case of a Second Settlement, subject to Section 6.6(a) of the Equity Definitions as if such dates were Valuation Dates.

Settlement Valuation Period: A number of Scheduled Trading Days, not to exceed 5, selected by Bank in its commercially reasonable discretion, beginning on the Scheduled Trading Day immediately following the Termination Date or, in the case of a Second Settlement, the date of the Friendly Transaction Announcement; provided that Bank may determine a higher number of Scheduled Trading Days as it shall determine in good faith and in a commercially reasonable manner to be appropriate in light of applicable legal or regulatory requirements.

Cash Settlement: If Cash Settlement is applicable, then Buyer shall pay to Seller the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.

Cash Settlement

Payment Date: The date one Settlement Cycle following the last day of the Settlement Valuation Period.

Net Share Settlement

Procedures: If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.

2.          Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to the absolute value of the Forward Cash Settlement Amount, with such Shares’ value based on the value thereof to Bank, in each case as determined by the Calculation Agent.

3.          Counterparty may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:

(a)         a registration statement covering public resale of the Registered Settlement Shares by Bank and any other underwriter(s) (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Bank and any other underwriter(s), in such quantities as Bank shall reasonably have requested, on or prior to the date of delivery;

(b)         the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be reasonably satisfactory to Bank;

(c)         as of or prior to the date of delivery, Bank and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities of similar size, as determined by Bank in its good faith and commercially reasonable discretion, taking into account market conditions prevailing at that time and conditions and nature of Counterparty at that time (including, without limitation, if deemed appropriate by Bank, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them), and the results of such investigation are satisfactory to Bank, in its commercially reasonable discretion; and

(d)         as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with Bank and any other underwriter(s) in connection with the public resale of the Registered Settlement Shares by Bank and any other underwriter(s) substantially similar to underwriting agreements customary for underwritten offerings of equity securities of similar size, in form and substance reasonably satisfactory to Bank, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Bank and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.

4.         If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above, then Counterparty covenants as follows:

(a)         all Unregistered Settlement Shares shall be delivered to Bank (or any affiliate of Bank designated by Bank) and any other initial purchaser(s) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof;

(b)         as of or prior to the date of delivery, Bank and any other initial purchaser(s) and any potential purchaser of any such shares from Bank (or any affiliate of Bank designated by Bank) or from any other initial purchaser(s) identified by Bank shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities of similar size, as determined by Bank in its good faith and commercially reasonable discretion, taking into account market conditions prevailing at that time and conditions and nature of Counterparty at that time (including, without limitation, if deemed appropriate by Bank, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);

(c)         as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Bank (or any affiliate of Bank designated by Bank) and any other initial purchaser(s) in connection with the private placement of such shares by Counterparty to Bank (or any such affiliate) and any other initial purchaser(s) and the private resale of such shares by Bank (or any such affiliate) and any other initial purchaser(s), substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size, in form and substance satisfactory to Bank in its good faith and commercially reasonable discretion, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Bank and its affiliates and any other initial purchaser(s) and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters, and shall provide for the payment by Counterparty of all commercially reasonable fees and expenses in connection with such resale, including all commercially reasonable fees and expenses of counsel for Bank and any other initial purchaser(s), and shall contain representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and

(d)         in connection with the private placement of such shares by Counterparty to Bank (or any such affiliate) and any other initial purchaser(s) and the private resale of such shares by Bank (or any such affiliate) and any other initial purchaser(s), Counterparty shall, if so requested by Bank in its good faith and commercially reasonable discretion, prepare, in cooperation with Bank, a customary private placement memorandum in form and substance reasonably satisfactory to Bank and any other initial purchaser(s).

5.         Bank, itself or through an affiliate (the “Selling Agent”) or any underwriter(s), will sell all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Counterparty to Bank pursuant to paragraph 6 below commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by Bank, is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”). If the proceeds of any sale(s) made by Bank, the Selling Agent or any underwriter(s), net of any fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, but without limitation to, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the absolute value of the Forward Cash Settlement Amount, Bank will refund, in USD, such excess to Counterparty on the date that is three (3) Currency Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, Bank shall return to Counterparty on that date such unsold Shares.

6.         If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Counterparty shall on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to Bank, through the Selling Agent, a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is one (1) Currency Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares. If Counterparty elects to deliver to Bank additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the first Clearance System Business Day which is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Exchange Business Day equal to the Shortfall. Such Makewhole Shares shall be sold by Bank and any other underwriter(s) or initial purchaser(s) in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to Bank further Makewhole Shares until such Shortfall has been reduced to zero.

7.         Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares and Makewhole Shares be greater than the Reserved Shares minus the amount of any Shares actually delivered by Counterparty under any other Transaction(s) under this Master Confirmation (the result of such calculation, the “Capped Number”). Counterparty represents and warrants (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:

A – B

Where A = the number of authorized but unissued shares of the Counterparty that are not reserved for future issuance on the date of the determination of the Capped Number; and

B = the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Master Confirmation) with all third parties that are then currently outstanding and unexercised.

“Reserved Shares” means initially, 27,000,000 Shares. The Reserved Shares may be increased or decreased in a Supplemental Confirmation.